Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

THE HARTFORD FINANCIAL SERVICES GROUP, INC.,

FT ACQUISITION CORPORATION

and

FEDERAL TRUST CORPORATION

Dated as of November 14, 2008

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Agencies	20
Agency	20
Agreement	1
Allianz	39
Allianz Approvals	39
Alternative Proposal	34
Alternative Transaction	34
Articles of Merger	2
Bankruptcy and Equity Exception	9
BHCA	39
Business Day	45
Capitalization Date	8
Certificate	3
Change of Recommendation	36
Change of Recommendation Notice	36
Claim	32
Closing	43
Closing Date	43
Code	5
Company	1
Company Articles	7
Company Benefit Plans	16
Company Board Recommendation	10
Company Bylaws	7
Company Common Stock	1
Company Contract	19
Company Deferred Equity Unit Plans	4
Company Deferred Equity Units	4
Company Disclosure Schedule	7
Company Options	4
Company Regulatory Agreement	11
Company Requisite Regulatory Approvals	39, 40
Company Requisite Vote	9
Company RSUs	4
Company SEC Reports	12
Company Securities	8
Company Shareholders Meeting	32
Company Stock Plans	4
Confidentiality Agreement	30
Core Deposits	21
CPP Approval	39
Depository Organization	23
Derivative Transactions	19
Dissenting Shares	3
Draft Third Quarter 10-Q	12

Effective Time	2
Environmental Laws	23
ERISA	16
ESOP	30
ESOP End Date	41
Exchange Act	12
Exchange Fund	5
Executive Officers	14
FBCA	1
FDIC	8
FHLBA	8
Financial Advisor	24
FRB	39
FTB	8
GAAP	45
Governmental Entity	10
Home Owners’ Loan Act	7
Indemnified Parties	32
Initial End Date	40
Insurance Amount	33
Intellectual Property	45
knowledge	45
Law	46
Leased Properties	21
Liens	9
Loans	20
Losses	46
Management Official	23
Material Adverse Effect	14
Materially Burdensome Regulatory Condition	31
Merger	1
Merger Consideration	1
Merger Sub	1
Merger Sub Common Stock	3
Mortgage	23
Mortgage Note	23
Mortgaged Property	23
Other Regulatory Approvals	10
OTS	7
OTS Orders	39
Outside Date	40
Owned Properties	21
Parent	1
Parent Disclosure Schedule	24
Parent Material Adverse Effect	46
Parties	1

v

Party	1
Paying Agent	5
Paying Agent Agreement	5
Permitted Encumbrances	21
Person	46
Policies	22
Pool	21
Previously Disposed of Loans	46
prime rate	43
Proxy Statement	10
Real Property	21
Regulatory Agencies	11
Representatives	29
Sarbanes-Oxley Act	12
SEC	10
Section 607.13	3
Share	1
Stifel	13
Subsidiary	46
Subsidiary Securities	9
Superior Proposal	36
Surviving Company	2
Takeover Statutes	24
TARP	32
Tax	15
Tax Return	16
Taxes	15
Termination Fee	42

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2008 (this “Agreement”), by and between The Hartford Financial Services Group, Inc., a Delaware corporation (“Parent”), FT Acquisition Corporation, a Florida corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Federal Trust Corporation, a Florida corporation (the “Company”). Parent, Merger Sub and Company, each a “Party” and together, the “Parties.”

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company, (ii) approved, adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Florida Business Corporation Act (“FBCA”), and (iii) determined to recommend that the Company’s shareholders approve this Agreement and the Merger;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each adopted this Agreement providing for the Merger in accordance with the FBCA, upon the terms and subject to the conditions set forth herein;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company and each share (a “Share”) of the common stock, $0.01 par value, of Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Merger, other than Shares held by Company or Parent or any direct or indirect wholly-owned Subsidiary of Company or of Parent immediately prior to the Effective Time, and other than the Dissenting Shares (as defined in Section 1.6(d)) will thereupon be canceled and converted into the right to receive cash in an amount equal to $1.00 per Share, without interest (the “Merger Consideration”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the FBCA, at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving company (the “Surviving Company”) in the

Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b) Parent may at any time change the method of effecting the combination provided for in this Agreement (including by providing for the merger of Company and Parent or Company and a wholly-owned subsidiary of Parent other than Merger Sub); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of the State of Florida, in such form as required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida, or such later time as is specified in the Articles of Merger and as is agreed to by the Parties, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the FBCA or other applicable Law in connection with the Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall rest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the FBCA and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of the corporation is Federal Trust Corporation.” At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the FBCA and as provided in such bylaws.

1.5 Directors and Officers. Each of the Parties shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The initial officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed or until their earlier death, resignation or removal.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any Shares, the following shall occur:

(a) Company Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than any (i) Shares to be canceled pursuant to Section 1.6(b) and (ii) Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration upon surrender of the certificate representing such Share (a “Certificate”) in the manner provided in Article II (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.9). At the Effective Time, such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Cancellation of Treasury and Parent Owned Stock. Each Share held by Company or Parent or any direct or indirect wholly owned Subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or the payment of any consideration therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, and unless otherwise provided by applicable Law, Shares issued and outstanding immediately prior to the Effective Time that are held by any shareholder who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 607.1301–607.1333 of the FBCA (“Section 607.13”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but instead such holder shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.13. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.13. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 607.13 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 607.13, then the right of such holder to be paid the appraised value of such holder’s Dissenting Shares under Section 607.13 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.6(a). Company shall notify Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 607.13 received by Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

1.7 Stock Options and Other Stock-Based Awards.

(a) As of the Effective Time, the Board of Directors shall take all actions necessary in order that each option to acquire Company Common Stock granted under the Amended and Restated 1998 Key Employees Stock Compensation Program, the Amended and Restated 1998 Directors’ Stock Option Plan, and the 2005 Directors’ Stock Plan (collectively, the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “Company Options”), whether vested or unvested, shall be canceled and shall solely represent the right to receive from the Company in exchange an amount in cash equal to the product of (i) the number of Shares subject to such option, and (ii) the excess, if any, of the Merger Consideration, without interest, over the exercise price per share subject to such option, less any required withholding Taxes.

(b) As of the Effective Time, the Board of Directors shall take all actions necessary in order that each unvested restricted stock unit with respect to shares of Company Common Stock granted under the 2005 Directors’ Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and shall solely represent the right to receive from the Company in exchange, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of Shares subject to such Company RSU and (ii) the Merger Consideration, without interest, less any required withholding Taxes.

(c) As of the Effective Time, all amounts denominated in Company Common Stock and held in participant accounts (collectively, the “Company Deferred Equity Units”) either pursuant to Company’s Key Employee Stock Bonus Plan or the 1998 Key Employee Stock Compensation Plan, or pursuant to any other nonqualified deferred compensation program or any individual deferred compensation agreements (collectively, the “Company Deferred Equity Unit Plans”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest, payable to the holder thereof at the Effective Time or as soon as practicable thereafter, less any required withholding Taxes.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to Company pursuant to an agreement (the “Paying Agent Agreement”) to act as paying agent (the “Paying Agent”) hereunder.

2.2 Parent to Provide Merger Consideration. Prior to the Effective Time, Parent shall, or shall cause the Merger Sub to, deposit in trust with the Paying Agent, for payment in accordance with Articles I and II, the aggregate Merger Consideration. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.”

2.3 Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the amount of cash (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) and the Certificates so surrendered shall forthwith be canceled.

2.4 Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than a Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

2.5 Withholding. Each of Parent, the Paying Agent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such amounts withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.6 Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to Company shareholders pursuant to Articles I and II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Article II shall promptly be paid to Parent.

2.7 Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Article II shall after such delivery to Parent look only to Parent for the Merger Consideration pursuant to Section 1.6(a), with respect to the Shares formerly represented thereby. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding anything to the contrary in this Section 2.7, neither Parent, Merger Sub, the Paying Agent nor the Surviving Company shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.8 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Company, the Paying Agent or any of their respective representatives or agents with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, however, that (except for the OTS Orders, which are deemed to be disclosed for any and all relevant Sections of this Agreement) disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8 (a)), Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered with the Office of Thrift Supervision (“OTS”) as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “Home Owners’ Loan Act”).

(b) True, complete and correct copies of the Restated Articles of Incorporation of Company as amended by the Articles of Amendment dated June 25, 2008 (the “Company Articles”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and, to the extent such concept is applicable to such Subsidiary, in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificates of incorporation, by-laws and similar governing documents of each Subsidiary of Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as of the date of this Agreement.

(d) The deposit accounts of Federal Trust Bank, a federally-chartered savings association and wholly owned subsidiary of the Company, headquartered in Sanford, Florida (“FTB”), are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. FTB is a member in good standing of the Federal Home Loan Bank of Atlanta (the “FHLBA”).

(e) The minute books of Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2006 of its shareholders and Board of Directors (including committees of its Board of Directors).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 65,000,000 shares of Company Common Stock and no shares of preferred stock, of which, as of the close of business on November 13, 2008 (the “Capitalization Date”): (i) 9,436,305 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights; (ii) an aggregate of 289,236 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options issued pursuant to the Company Stock Plans; and (iii) no shares of Company Common Stock were held in the treasury of the Company. From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to acquire shares of Capital Common Stock or shares of preferred stock have been granted and no shares of Capital Common Stock or shares of preferred stock have been issued or sold. Section 3.2 of the Company Disclosure Schedule sets forth, as of the Capitalization Date, each option or other equity-based award outstanding under any Company Stock Plan, each Company RSU and each Company Deferred Equity Unit, in each case including the number of shares of Capital Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto.

(b) Except as set forth in clause (a) of this Section 3.2 and for the Company’s obligations under this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to any Company Securities to which the Company is a party.

(c) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or another Subsidiary of the Company, free and clear of all liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”). There are not outstanding or authorized any (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from any Subsidiary of the Company, or any obligation of any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to any Subsidiary Securities to which the Company or any of its Subsidiaries is a party.

3.3 Authority; No Violation. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger subject in the case of consummation of the Merger to obtaining the Company Requisite Vote. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated including the Merger (other than a legal and valid approval of this Agreement in accordance with the FBCA by the holders of at least a majority of the combined voting power of the issued and outstanding Company Common Stock (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) The board of directors of the Company, by resolutions duly adopted prior to the execution of this Agreement (at a meeting or meetings duly called and held), has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders; (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger; (iii) directed that the Agreement and the Merger be submitted to the shareholders of the Company for approval; and (iv) resolved to recommend approval and adoption of the Agreement and the Merger by the shareholders of the Company (the “Company Board Recommendation”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way. The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

(c) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) the approval of Parent’s application to acquire control of the Company and FTB and thereby become a savings and loan holding company pursuant to Section 10(e) of the Home Owners’ Loan Act, and Section 574.3(a) of the OTS’s regulations thereunder, (ii) the filing of any required applications, filings or notices with any federal or state banking, consumer finance, mortgage banking or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Company Shareholders Meeting (the “Proxy Statement”), (iv) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5 Reports; Regulatory Matters.

(a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with (i) the OTS, (ii) the FDIC, (iii) American Stock Exchange, (iv) any state consumer finance or mortgage banking regulatory authority or other Agency, and (v) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Other than with respect to the OTS Orders, and except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Company and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. There is no unresolved, or, to Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental

Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Since January 1, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Company’s ordinary course of business).

(b) Other than in respect of the OTS Orders, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c) Company has previously made available to Parent an accurate and complete copy of (i) (A) each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Company SEC Reports”) and prior to the date of this Agreement and (B) a draft of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (the “Draft Third Quarter 10-Q”), which the Company shall file in final form with the SEC not later than November 15, 2008 and (ii) each communication mailed by Company to its shareholders since January 1, 2006 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d) When filed with the SEC, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008: (i) will be substantively identical in all respects to the Draft Third Quarter 10-Q; (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading; and (iii) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto. The appropriate executive officers of Company shall make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports and the financial statements to be included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form (or, with respect to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, will comply as to form), as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Neither Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company to be included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-

direct control that would not reasonably be expected to have a Material Adverse Effect on the Company’s system of internal accounting controls.

(d) Since December 31, 2007, (i) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Company no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

3.7 Broker’s Fees. Except in respect of $150,000 payable to Stifel, Nicolaus & Company Incorporated (“Stifel”), neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since September 30, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to savings and loan holding companies or federally chartered savings associations generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to savings and loan holding companies or federally chartered savings associations or interpretations thereof by courts or Governmental Entities, (C) actions or omissions taken with the prior written consent of the Parent or expressly required by this Agreement (D) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting savings and loan holding companies generally or (E) the public disclosure of the transactions contemplated hereby, except, in the case of clauses (A), (B) or (D) to the extent that any such changes are disproportionately adverse on the Company and its Subsidiaries, taken as a whole, as compared to other savings and loan holding companies and federally chartered savings associations), or (ii) the ability of the Company to timely consummate the transactions contemplated by this Agreement. For purposes of determining whether a Material Adverse Effect has occurred, any monetary Losses resulting from tax and compliance matters relating to the ESOP which are disclosed to Parent in connection with Section 6.1(d) prior to the ESOP End Date shall be excluded from such determination.

(b) Since September 30, 2008 through and including the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since September 30, 2008, neither Company nor any of its Subsidiaries has (i) except for (A) normal increases for or payments to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Executive Officers”)) made in the ordinary course of business consistent with past practice or (B) as required by applicable Law or contractual obligations existing as of the date hereof, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officer or other employee or director from the amount thereof in effect as of September 30, 2008, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock, or any right to payment based on the value of Company’s capital stock, to any Executive Officer or other employee or director other than grants to employees (other than Executive Officers) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) changed any financial accounting methods, principles or practices of Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) except for distributions by wholly owned Subsidiaries of Company to Company or another wholly-owned Subsidiary of Company, made or declared any distribution in cash or kind to its shareholders or repurchased any shares of its capital stock or other equity interests.

3.9 Legal Proceedings. (a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

3.10 Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. As of September 30, 2008, the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of Company and its subsidiaries established in the Company SEC Reports were complete and adequate to cover any liabilities for Taxes that are not yet due and payable or are being contested. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code. Neither the Company nor any of its subsidiaries has any reserves for bad debts described in any provision under state or local laws and regulations similar to Section 593(g)(2)(A)(ii) of the Code. Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, use, stamp, transfer, use, payroll, employment, social security, workers’ or unemployment compensation, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or pursuant to any contractual obligation.

(c) As used in this Agreement, the term “Tax Return” means a report, return (including information return) or other statement (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its Subsidiaries.

(d) Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment, reporting and withholding of Taxes (including information reporting, backup withholding and withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable Law, withheld from, reported and paid over all amounts required to be so withheld and paid over under applicable laws.

3.11 Employee Matters.

(a) Section 3.11 of the Company Disclosure Schedule sets forth a complete and correct list of all material employee pension, profit sharing, bonus, deferred compensation, incentive compensation, life, health, dental, welfare, vision, hospitalization, disability, death benefit, retirement, severance plan, savings or fringe employee benefit plans, programs, understandings, agreements, practices or arrangements, including any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), with respect to which the Company or any of its Subsidiaries may have any liability (collectively, the “Company Benefit Plans”).

(b) All Company Benefit Plans have been operated and administered in accordance with, and are in compliance with, all applicable Laws, except for any failure that would not be reasonably likely to have a Material Adverse Effect.

(c) All contributions, premium payments and other payments required to be made under the terms of any Company Benefit Plan or applicable Law have been timely made. No Company Benefit Plan is subject to Title IV of ERISA.

(d) All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Buyer Benefit Plan participant have been duly and timely filed or distributed, except for any failure that would not be reasonably likely to have a Material Adverse Effect.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(f) With respect to each of the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on Company. Company and each of its Subsidiaries have operated and administered each Company Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Company Benefit Plan are in compliance with all applicable laws. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There are no pending or, to the knowledge of Company, threatened or anticipated claims by, on behalf of or against any of the Company Benefit Plans, any fiduciaries of such Company Benefit Plan (with respect to whom Company has an indemnification obligation) with respect to their duties to any Company Benefit Plan, or against the assets of such Company Benefit Plan or any trust maintained in connection with such Company Benefit Plan (other than routine claims for benefits).

(g) No Company Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s knowledge, threatened.

(h) Neither Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Company or any of its Subsidiaries or compel Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Company, threatened and neither Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Company has made available to Parent a copy of all written policies and procedures related to Company’s and its Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to Company’s and its Subsidiaries’ employees.

3.12 Compliance with Applicable Law. (a) Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, Law applicable to Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of Company, any of its Subsidiaries, or, to the knowledge of Company, any director, officer or employee of Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13 Certain Contracts. (a) Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment of any directors, Executive Officers, employees or consultants, other than in the ordinary course of business consistent with past practice;

(ii) which, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Company, or any of their respective Subsidiaries to any Executive Officer or employee of Company or any of its Subsidiaries;

(iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed in the Company SEC Reports filed prior to the date hereof;

(iv) that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, to the knowledge of Company, upon consummation of the Merger will materially restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business;

(v) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis; or

(vi) that requires Company or any of its Subsidiaries to repurchase or indemnify another Person with respect to a material portion of Previously Disposed of Loans.

(b) Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as an “Company Contract.”

(c) (i) Each Company Contract is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such Company Contract. There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.

3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b) All Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Agency and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Company and its Subsidiaries and, to Company’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15 Loan Portfolio.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth: (i) the aggregate outstanding principal amount, as of September 30, 2008, of all loans and any other borrowing arrangements (including commitments and guarantees) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans; (ii) the aggregate outstanding principal amount, as of September 30, 2008, of all “non-accrual” Loans; (iii) a summary of Loans and assets, that were designated as of September 30, 2008 by the Company as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans; and (iv) each asset of the Company or any of its Subsidiaries that, as of September 30, 2008, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). All Loans originated, purchased or serviced by the Company or its Subsidiaries were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of the Company or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each of the Company and each Company Subsidiary, as applicable, (i) is approved by and is in good standing (x) with the Department of Veteran’s Affairs to originate and service VA loans and (y) as a seller/servicer by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and FHLBA to originate and service conventional residential mortgage Loans and (ii) has applied to, but as of the date of this Agreement is not approved by, the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”), and neither the Company nor any of its Subsidiaries has been or now is subject to or, to the Company’s knowledge, threatened with any restriction, limitation, suspension, penalty or other sanction by any such Agency.

(e) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(f) To the knowledge of Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

3.16 Deposits. Section 3.16 of the Company Disclosure Letter sets forth the aggregate amount of all Deposits held by the Company and its Subsidiaries (other than deposits from financial institutions) (“Core Deposits”) as of September 30, 2008, as well as, with respect to the Core Deposits, the aggregate amount of each type of deposit; and such information is, in each case, true and correct in all material respects.

3.17 Property. Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Real Property. Company and its Subsidiaries are in compliance in all material respects with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth an accurate and complete list of the policies of insurance currently maintained by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Policies”). All such Policies are in full force and effect and provide insurance of a scope and coverage consistent with customary industry practice for companies engaged in business operations similar to those of the Company and its Subsidiaries. The Company and its Subsidiaries and, to the knowledge of Company, their counterparties are not in default under the Policies, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any Policy by the Company or any of its Subsidiaries or, to the knowledge of Company, any other Person. No notice of cancellation or termination has been received with respect to any such Policy.

3.19 Intellectual Property. (a) Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own, free and clear of all Liens other than Permitted Encumbrances, or are licensed or otherwise possess sufficient rights to use such rights as it has in and to all Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries and (ii) the use of Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date of this Agreement. During the past two years, no written claim has been asserted, or to the knowledge of Company threatened, against the Company or its Subsidiaries and no outstanding material claim asserted at any time is unsettled or unresolved concerning the ownership, validity, registerability, enforceability, infringement, dilution, misappropriation, use or licensed right to use any Intellectual Property. To the knowledge of Company, (x) no person is violating any Intellectual Property owned by the Company or any of its Subsidiaries except as would not constitute, individually or in the aggregate, a Material Adverse Effect and (y) all Intellectual Property that has been licensed by the Company or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which the Company or such Subsidiaries acquired the right to use such Intellectual Property.

(b) The Company and its Subsidiaries have established and are in compliance in all material respects with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate, would not constitute a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither the Company nor any of its Subsidiaries has notified consumers or employees of any information security breach related to the information of such consumers or employees within the last five (5) years. The Company and its Subsidiaries are in compliance in all material respects with their security policies and privacy policies.

3.20 Environmental Liability.

(a) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property, the Mortgaged Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws (“Environmental Laws”), pending or, to the knowledge of the Company, threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation or remediation activities that would result in any such liability or obligation of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Company, its Subsidiaries, and the activities, operations and conditions on the Real Property have complied with all applicable Environmental Laws.

(b) For the purposes of Section 3.20(a), “Mortgaged Property” means the real property and improvements that secure a Mortgage Note and that are subject to a Mortgage. “Mortgage” means with respect to a loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a

Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof. “Mortgage Note” means, with respect to a loan, a promissory note or notes, or other evidence of indebtedness, with respect to such loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

3.21 Certain Bank Regulatory Matters.

(a) To the knowledge of the Company, (i) none of the current Management Officials of Company or any of its Subsidiaries serves at or owns more than ten percent of another U.S. Depository Organization; (ii) the Company and each of its Subsidiaries currently complies with the management interlocks regulations in Part 563f of Title 12 of the United States Code of Federal Regulations; and (iii) the Company and each of its Subsidiaries currently complies with Section 584.9 of Title 12 of the United States Code of Federal Regulations.

(b) For purposes of Section 3.21(a), “Management Official” and “Depository Organization” shall each have the meaning such term is given in Part 563f of Title 12 of the United States Code of Federal Regulations.

3.22 State Takeover Laws. (a) Neither Section 607.0901 (Affiliated Transactions) nor 607.0902 (Control-Share Acquisitions) of the FBCA nor any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Statutes”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby are applicable to the Merger, this Agreement and the transactions contemplated hereby and (b) the Board of Directors of the Company has prior to the execution of this Agreement irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any such Takeover Statutes, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

3.23 Interested Party Transactions. No executive officer or director of the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person that currently owns five percent (5%) or more of the Shares, is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion. Prior to the execution of this Agreement, Stifel (the “Financial Advisor”) has delivered to the Board of Directors of the Company its opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders. Prior to the execution of this Agreement, a true, correct and complete copy of the opinion was delivered to Parent, solely for informational purposes.

3.25 Company Information. The information relating to Company and its Subsidiaries in the Proxy Statement, or that is provided by Company or its representatives for inclusion in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect), Parent hereby represents and warrants to Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

4.2 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than the filing with the Secretary of

State of the State of Florida of the Articles of Merger as required by the FBCA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.3 Consents and Approvals. Except for (i) the approval of Parent’s application to acquire control of the Company and FTB and become a savings and loan holding company pursuant to Section 10(e) of the Home Owners’ Loan Act, and Section 574.3(a) of the OTS’s regulations thereunder, (ii) the Other Regulatory Approvals, (iii) the CPP Approval, (iv) the Allianz Approvals, (v) the filing with the SEC of the Proxy Statement, (vi) the filing of the Articles of Merger with the Secretary of State of the State of Florida pursuant to the FBCA, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

4.4 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement except for those whose fees, costs, expenses, indemnification and other rights shall be the exclusive responsibility of Parent.

4.5 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal,

administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no judgment, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.6 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under any, Law applicable to Parent or any of its Subsidiaries.

4.7 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.8 Financing. Parent and Merger Sub together have funds that are sufficient and available to pay the Merger Consideration.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, Section 5.01 of the Company Disclosure Schedule or (after prior notice to Parent) required by Law, during the period from the date of this Agreement to the Closing, without the prior written consent of Parent, the Company will not and will cause its Subsidiaries not to:

(a) issue, sell, acquire, redeem, grant options or rights to purchase or sell, pledge or incur Liens upon any securities of the Company or any of its Subsidiaries or permit any splits, combinations or reclassifications of any securities of the Company or any of its Subsidiaries;

(b) amend its articles of incorporation or bylaws or similar organizational documents, or otherwise take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(c) declare, pay or otherwise set aside for payment any cash or non-cash dividend or other non-cash distribution with respect to its common stock or other equity securities;

(d) merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, or create any Subsidiary;

(e) sell, lease, license, subject to any Lien or otherwise dispose of any properties or assets other than (i) the sale of properties or assets having a market value not in excess of $50,000 individually or $250,000 in the aggregate and not otherwise material to the business of the Company and its Subsidiaries, and (ii) the settlement of accounts receivable, in each case in the ordinary course of business on a basis consistent with past practice;

(f) settle or compromise any proceeding if such settlement or compromise (i) involves aggregate payments by (or forgiveness of amounts payable to) the Company and its Subsidiaries after the Closing in excess of $10,000 in respect of any such proceedings or in excess of $50,000 in respect of all such proceedings, (ii) involves any relief other than money damages or (iii) relates to this Agreement or any of the transactions contemplated hereby;

(g) cancel, compromise, fail to exercise, waive or release any right or claim, or series of related rights or claims, that have a value that would reasonably be expected to exceed $10,000 in the aggregate;

(h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, FHLBA advances, sales of certificates of deposit, in each case in the ordinary course of business consistent with past practice);

(i) make commitments for any capital expenditure in excess of $50,000 in the aggregate;

(j) (i) make or commit to make any change in the compensation (including bonuses) payable or to become payable to any director, manager, officer or other employee of the Company or any of its Subsidiaries or (ii) enter into, or adopt or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into, adopt or amend any employee benefit plan or employment, consulting or management agreement;

(k) (i) adopt, amend or terminate any Company Benefit Plan or adopt or enter into any plan or arrangement that would be considered a Company Benefit Plan if it were in existence on the date hereof or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future or (ii) enter into, amend or extend any collective bargaining or other labor agreement;

(l) to the extent that such transaction would be required to be disclosed under Section 3.23 (Interested Party Transactions) if such transaction were entered into immediately prior to the date hereof, enter into any transaction with or for the benefit of any such interested party other than the transactions contemplated by this Agreement;

(m) (i) terminate, amend or otherwise modify, except in the ordinary course of business, or knowingly violate in any material respect the terms of, any Company Contract, or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable Law, other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its affiliates to engage in any type of activity or business;

(n) make, change or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, agree to any adjustment of any Tax attribute, surrender any right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, amend any Tax Return, enter into any closing agreement with respect to Taxes, fail to file any Tax Return when due, or make any change to any of its policies, procedures, principles or methods of Tax or financial accounting other than as required by a change of GAAP or other applicable Laws;

(o) fail to maintain (x) director and officer insurance and (y) insurance upon all its material assets and properties, in each case in such amounts and of such kinds comparable to that in effect since January 1, 2006;

(p) change in any material respect the policies, practices and procedures governing mortgage and other lending operations of FTB or the Company’s other Subsidiaries, including the policies, practices and procedures governing credit and collection matters, related to the solicitation, origination, maintenance and servicing of mortgage or other Loans;

(q) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(r) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies, except as required by applicable Law, regulation or policies imposed by any Governmental Entity;

(s) make any change in accounting practices or policies other than as required by Law or GAAP; or

(t) authorize, or commit or agree to take, any of the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality. (a) From and after the date of this Agreement until the Closing Date, the Company shall afford Parent and its authorized directors, officers, employees, accountants, advisors and other representatives (“Representatives”) reasonable access during normal business hours to all of its properties, books, contracts, commitments and records (including Tax Returns), and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to the Parent (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as the Parent may reasonably request. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such entity or contravene any Law. The Company shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Information obtained by Parent or Merger Sub pursuant to 6.1(a) or otherwise pursuant to this Agreement shall be held in confidence in accordance with the provisions of the Confidentiality Agreement entered into between the Parent and Company as of October 24, 2008 (the “Confidentiality Agreement”). Notwithstanding the foregoing, the Parent and Company hereby agree that the Confidentiality Agreement shall terminate effective as of the Closing Date.

(c) From and after the date hereof, the Company will hold, and will cause its Subsidiaries and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, on the advice of its counsel, by other requirement of Law or the applicable requirements of any regulatory agency, all non-public records, books, contracts and other data and information concerning this Agreement, Parent or any Subsidiary of Parent furnished to it by Parent or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by Company on a non-confidential basis, (ii) in the public domain through no fault of Company or its Subsidiaries or Representatives or (iii) later lawfully acquired from other sources by Company), and Company shall not, and shall cause its Subsidiaries and Representatives not to, release or disclose such information to any other Person, except to Company’s Representatives. Subject to the foregoing, if Company or any of its Subsidiaries or Representatives are compelled to disclose such information pursuant to this Section 6.1(c) the Company (A) shall as promptly as practicable, provide Parent with notice of such request to disclose information so that Parent may seek an appropriate protective order or other appropriate remedy (and the Company shall cooperate, and shall cause its Subsidiaries and Representatives to cooperate, in connection therewith) and

(B) may furnish, that portion (and only that portion) of such information that, on the advice of its counsel, Company is legally compelled or is otherwise required to disclose.

(d) The Company shall, and shall cause its Subsidiaries and Representatives to, cooperate fully and to comply promptly with all reasonable requests in connection with continued diligence by Parent from the date hereof through the Closing of tax and legal compliance matters related to the Company’s employee stock ownership plan (“ESOP”) and, in any event, shall provide all information related to the ESOP and any tax and legal compliance matters relating thereto not later than 15 Business Days following the date of this Agreement.

(e) No investigation by any Party or its Representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the Parties set forth herein.

6.2 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, prior to the Closing Date, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Parent shall have the right to review in advance, and, to the extent practicable, Company will consult with Parent on, subject to applicable laws relating to the confidentiality of information, all the information relating to the Company and any of its Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, which, in Parent’s reasonable judgment, would be expected to have, individually or in the aggregate with any such other actions, a materially burdensome effect on Parent, any of its significant Subsidiaries or the Company or a materially adverse effect on the anticipated benefits of the transaction to Parent (a “Materially Burdensome Regulatory Condition”).

(b) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent and Company or any of their respective

Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

(d) Prior to the Closing, the Company shall use its reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any contracts to which the Company or any of its Subsidiaries is a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

(e) The Company agrees to take, and to cause its respective Subsidiaries to take, such reasonable actions and execute and deliver such documents as may be reasonably requested by Parent in connection with Parent’s application for, and participation in, the U.S. Treasury Department’s Capital Purchase Program under the Troubled Asset Relief Program, as authorized by the Emergency Economic Stabilization Act of 2008 (“TARP”); it being understood that the Company will not, and will cause its Subsidiaries not to, apply to participate in the TARP Capital Purchase Program in connection with Parent’s application or otherwise so long as (i) Parent’s application to participate in TARP is pending or has been approved and (ii) Parent’s application to become a savings and loan holding company has been approved by December 31, 2008 or such later date as the OTS or the U.S. Treasury Department may agree in connection with Parent’s applications.

6.3 Shareholder Approval. The Company shall duly call and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC for the sole purpose of obtaining the Company Requisite Vote (the “Company Shareholders Meeting”), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of the Company shall (a) except as otherwise provided in Section 6.8(d), make the Company Board Recommendation and include such Company Board Recommendation in the Proxy Statement, and (b) use its reasonable best efforts to obtain from its shareholders the Company Requisite Vote. The Company shall submit this Agreement to its shareholders at the Company Shareholders Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation.

6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or by-laws (or comparable organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or by-laws of the Surviving Company.

(b) From and after the Effective Time, Parent shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses (including reasonable legal fees) to, each Indemnified Party against all losses, claims, damages, costs, expenses (including reasonable legal fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time.

(c) Parent shall cause the individuals serving as officers and directors of Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company (which current amount is set forth in Section 6.4 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.5 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either Party, the proper officers and directors of each Party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.6 Advice of Changes. Each of Parent and the Company shall promptly advise the other of any change or event (i) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement or, in the case of the Company, (ii) having or reasonably likely to have a Material Adverse Effect on it; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 6.6 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.7 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company shall take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

6.8 No Solicitation.

(a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the Company Shareholders Meeting to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.8 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, if and only to the extent that and so long as the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties to Company shareholders under applicable Law.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement; provided that, for purposes of Section 8.4, (A) each reference to “15%” in clauses (i) and (iii) shall be deemed to be a reference to “50%” and (B) any transaction contemplated by clauses (ii) or (iv) shall be limited to transactions to which Company is a party and in which the shareholders of Company immediately prior to the consummation thereof would not hold at least 66 2/3% of the total voting power of the surviving company in such transaction or of its publicly traded parent corporation.

(b) Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Company shall also provide Parent 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.8(a).

(c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 607.0902 of the FBCA or any other Takeover Statutes.

(d) Except as expressly permitted by this Section 6.8(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the Company Board Recommendation, (ii) take any public action or make any public statement in connection with the Company Shareholders Meeting to be held pursuant to Section 6.3 inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:

(i) it receives an Alternative Proposal not solicited in breach of this Section 6.8 that constitutes a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii) Company has not breached in any material respect any of the provisions set forth in Section 6.3 or this Section 6.8;

(iii) it reasonably determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Company shareholders under applicable Law;

(iv) Parent has received written notice from Company (a “Change of Recommendation Notice”) at least five Business Days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received an Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a further Change of Recommendation Notice and at least two Business Days prior to such Change of Recommendation; and

(v) during any such notice period, Company and its advisors have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

As used in this Agreement, “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including such person’s plans to recapitalize the Company and FTB following consummation of any such transaction), that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company’s shareholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including (A) to the extent required, financing which is then committed and (B) in respect of requisite approvals of Governmental Entities, such approvals have then been obtained or which, in the good faith judgment of the Board of Directors of Company, are reasonably capable of being obtained.

(e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.8 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.8 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.8 by Company.

(f) Nothing contained in this Section 6.8 shall prohibit Company or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.9 Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as practicable after the date hereof, the Company shall, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld) prepare and file with the SEC the Proxy Statement in preliminary form as required by the Exchange Act. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall provide Parent and Merger Sub with, and consult with Parent and Merger Sub regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, after consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to the Closing, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall file an amendment or supplement describing such information with the SEC and disseminate such amendment or supplement to the stockholders of the Company.

6.10 Takeover Statutes. The Company shall, upon the request of Parent or Merger Sub, (a) take all reasonable steps to exclude the applicability to this Agreement, the Merger or any other transaction contemplated hereby of any Takeover Statutes, and (b) assist in any challenge by Parent or Merger Sub to the validity, or the applicability to this Agreement, the Merger or any other transaction contemplated by this Agreement, of any Takeover Statutes.

6.11 Tax Matters. Company shall obtain the prior written approval of Parent (including in connection with the preparation of Company’s 2008 federal income Tax Return) regarding Company’s utilization of Tax losses and any other issues that could reasonably be expected to give rise to the creation of or increase in “net operating loss” carryforwards (including the conversion of unrealized losses to “net operating losses”).

6.12 Employee Benefits Matters. Prior to December 31, 2008, the Company shall amend all Company Benefit Plans that are subject to Section 409A of the Code so that such Company Benefit Plans comply in all respects with Section 409A and the related rules and regulations. In preparing such amendments, the Company shall (a) provide Parent and its Representatives an opportunity to review and comment prior to finalizing such amendments and (b) otherwise consult and cooperate fully with Parent in effecting such amendments.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2 and except for tax and legal compliance matters relating to the ESOP disclosed to Parent pursuant to Section 6.1(d) prior to the ESOP End Date, the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) All regulatory approvals set forth in Section 4.3 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect (all such approvals being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) The OTS shall have terminated the Orders to Cease and Desist issued to the Company and FTB by the OTS, each dated May 12, 2008 (together, the “OTS Orders”) and no other Orders to Cease and Desist shall have been issued to the Company or any of its Subsidiaries and remain in effect.

(e) The U.S. Treasury Department shall have (i) approved the Parent’s application to participate in the Capital Purchase Program under the TARP on terms not less favorable to Parent than those set forth on the website of the U.S. Department of the Treasury on the date hereof and (ii) authorized Parent to receive funding under the Capital Purchase Program in an amount equal to (x) the amount requested by Parent in its application to participate in the Capital Purchase Program, dated November 14, 2008 or (y) at Parent’s sole discretion, such lesser amount as may be determined by Parent to be acceptable (such approval and authorization, the “CPP Approval”).

(f) (i) The Board of Governors of the Federal Reserve System (the “FRB”) shall have conclusively determined that Allianz SE (“Allianz”) does not control Parent for purposes of the Bank Holding Company Act of 1956, as amended, (the “BHCA”) and the FRB’s regulations thereunder; (ii) the OTS shall have conclusively determined that Allianz does not control Parent for purposes of the Savings and Loan Holding Company Act and OTS’s regulations thereunder; and (iii) Allianz shall have obtained all regulatory or other approvals necessary to permit Allianz to acquire or retain securities issued by Parent following consummation of the Merger, including approval from the FRB pursuant to Section 4(j) of the BHCA and the FRB’s regulations thereunder. (Clauses (i), (ii) and (iii) together, the “Allianz Approvals.”)

(g) The directors and officers of FTB and the Company listed on Section 7.2(g) of the Parent Disclosure Schedule have entered into retention agreements with Parent or a subsidiary of Parent on terms reasonably acceptable to Parent.

(h) Shareholders of not more than 10% of the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (a) shall have timely delivered to the Company written notice of the shareholder’s intent to demand payment in connection with the action giving rise to appraisal rights and (b) shall not have voted, or caused or permitted to be voted, any shares in favor of the action giving rise to appraisal rights, in each case in accordance with Section 607.13.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by an officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect (all such approvals being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a) by mutual consent of Company and Parent in a written instrument authorized by Parent and the Board of Directors of the Company;

(b) by either Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Company or Parent, if the Merger shall not have been consummated on or before the February 27, 2009 (the “Initial End Date”); provided that in the event that each of the conditions set forth in Article VII, other than one or more of the conditions set forth in Section 7.2 (c), (d), (e), (f) and Section 7.3(c), shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, either Parent or Company may elect to extend the Initial End Date by written notice to the other Party prior to or on the Initial End Date for an additional two (2) month period (the latest applicable date, the “Outside Date”; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, any of the conditions to the Merger set forth in Article VII having failed to be satisfied on or before the Initial End Date or the Outside Date, as applicable;

(d) by either Company or Parent (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if (i) the Board of Directors of Company shall have (A) failed to recommend in the Proxy Statement the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company’s shareholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act, (ii) Company shall have breached its obligations under Section 6.8 in any material respect adverse to Parent or (iii) Company shall have breached its obligations under Section 6.3 (Stockholder Approval) in any material respect by failing to call, convene and hold a meeting of its shareholders in accordance with Section 6.3; or

(f) by Parent, if it concludes in its reasonable judgment that Losses related to the ESOP may exceed the aggregate Merger Consideration; provided, that Parent shall not be permitted to terminate the Agreement pursuant to this Section 8.1(f) at any time after the tenth Business Day following the date on which Parent has received all information related to the ESOP and any tax and legal compliance matters relating thereto, in accordance with Section 6.1(d) (such tenth Business Day, the “ESOP End Date”).

(g) The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.1(b), 6.1(c), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3 Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Termination Fee.

(a) If:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of immediately available funds, an amount equal to $3,500,000.00 (the “Termination Fee”) on the second Business Day following such termination; or

(ii) (A) this Agreement is terminated by

(1) Parent pursuant to Section 8.1(d) if the breach giving rise to such termination was knowing or intentional, or

(2) either Parent or Company pursuant to Section 8.1(c) and prior to the date of termination the Company Requisite Vote shall not have been obtained, and

(B) in any such case, an Alternative Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Company (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) at any time after the date of this Agreement and prior to the date of the termination and shall not have been irrevocably withdrawn prior to the date of such termination, then if within six (6) months after such termination, Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Alternative Transaction, then Company shall pay Parent, by wire transfer of immediately available funds, the Termination Fee on the date of such execution or consummation.

(b) Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and are not conditional upon approval by the Company’s shareholders, and that, without these agreements, Parent would not enter into this Agreement. In the event that Company fails to pay when due any amounts payable under this Section 8.4, then (i) Company shall reimburse Parent for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as announced by Citibank, N.A.) in effect on the date that such overdue amount was originally required to be paid.

8.5 Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, at 10:00 a.m. on the third Business Day following the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions at Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2 Standard. No representation or warranty of Company contained in Article III or of Parent contained in Article IV shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no Party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of

Company, or Article IV, in the case of Parent, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company or Parent Material Adverse Effect with respect to Parent, (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect,” “Parent Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.3(a), 3.3(b), 3.3(c)(i), 3.7 and 3.24, in the case of Company, and Sections 4.2(a), 4.2(b)(i) and 4.4, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Company shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.4 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Company, to:

Federal Trust Corporation

312 First Street

Sanford, FL 32771

Attention: Dennis Ward

Facsimile: (407) 562-0322

with a copy (which shall not constitute notice) to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Ave., NW

Suite 400

Washington, DC 20015

Attention: Eric Luse

Facsimile: (202) 362-2902

and

(b)	if to Parent, to:

The Hartford Financial Services Group Inc.

One Hartford Plaza

Hartford, CT 06155

Attention: Alan J. Kreczko

Facsimile: (860) 547-4721

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Victor I. Lewkow

Facsimile: (212) 225-3999

and

Cleary Gottlieb Steen & Hamilton LLP

2000 Pennsylvania Avenue, NW

Washington, DC 20006

Attention: John C. Murphy, Jr.

       Linda Soldo

Fax: (202) 974-1999

9.5 Certain Definitions. For purposes of this Agreement:

“Business Day” means any day on which banks in New York City are not authorized or obligated by Law to be closed for banking business.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Intellectual Property” means, collectively, all United States and foreign (A) trademarks, service marks, Internet domain names, trade dress, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) inventions and discoveries, whether or not patentable, and invention disclosures; (C) patents, registrations, and applications therefor; (D) trade secrets, confidential information and know-how, including processes, methods, schematics, business methods, formulae, drawings, prototypes, models and designs; and (E) software, source codes, object codes, copyrightable works, copyrighted works and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“knowledge” means, with respect to the Company, the actual knowledge of Dennis Ward, Jennifer Brodnax, Mark McRae, Lisa Haas, Ed Walker, Tom Punzak and Joan Schmidt;

“Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree, writ, injunction, directive, principle of common law, constitution, treaty, arbitration award, listing standard or legal requirement or any interpretation thereof.

“Losses” means any and all losses, liabilities, damages, claims, judgments, awards, settlements and expenses (including interest, penalties, court costs, arbitration costs and fees and reasonable fees and expenses of attorneys, accountants and other professionals).

“Previously Disposed of Loans” means mortgage loans or any other type of loans or loan servicing rights that, as of any time, the Company or any of its Subsidiaries or any predecessor in interest of the Company or any of its Subsidiaries owned and subsequently sold, transferred, conveyed or assigned and for which the Company or any of its Subsidiaries retains a contingent liability to third parties for failure to originate, service, sell, securitize, or otherwise handle such loans or servicing rights in accordance with the then current applicable requirements, including, without limitation, the obligation to repurchase or indemnify the purchaser pursuant to the applicable loan or servicing purchase agreement.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that would reasonably be expected, individually or in the aggregate, to prevent or materially delay the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Subsidiary” means, as to any Person, any other Person (i) of which such Person owns, directly or indirectly, securities or other ownership interests representing 50% or more of the aggregate voting power, equity securities or any class of equity securities or (ii) of which such Person has designated or possesses, directly or indirectly, the right to designate or elect 50% or more of the directors or Persons holding similar positions.

9.6 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.9 Governing Law; Jurisdiction, Etc. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed within such state. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

9.10 Publicity. Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable Law.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties without the prior written consent of the other Party; provided, however, that Parent may transfer any of its rights or obligations to any Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.4, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Ramani Ayer
Name: Ramani Ayer Title: Chairman & CEO

FEDERAL TRUST CORPORATION

By:	/s/ Dennis T. Ward
Name: Dennis T. Ward Title: President & CEO

FT ACQUISITION CORPORATION

By:	/s/ Daniel Kelly
Name: Daniel Kelly Title: Director